Exhibit 10.4

WESTERN DIGITAL CORPORATION

DEFERRED COMPENSATION PLAN

Amended and Restated Effective

January 1, 2013

ARTICLE I
Establishment and Purpose	2

ARTICLE II
Definitions	2

ARTICLE III
Eligibility and Participation	11

ARTICLE IV
Deferrals	11

ARTICLE V
Company Contributions	14

ARTICLE VI
Benefits	15

ARTICLE VII
Modifications to Payment Schedules	20

ARTICLE VIII
Valuation of Account Balances; Investments	21

ARTICLE IX
Administration	22

ARTICLE X
Amendment and Termination	23

ARTICLE XI
Informal Funding	24

ARTICLE XII
Claims	24

ARTICLE XIII
General Provisions	30

ARTICLE I

Establishment and Purpose

Western Digital Corporation (the “Company”) hereby amends and restates the Western Digital Corporation Deferred Compensation Plan (the “Plan”), effective January 1, 2013. The Plan was previously amended and restated effective September 11, 2008. The Plan was further amended on August 11, 2010 and November 10, 2010. The Plan applies only to amounts deferred under the Plan on or after January 1, 2005, and to amounts deferred prior to January 1, 2005 that were not vested as of December 31, 2004. Amounts deferred under the Plan prior to January 1, 2005 that were vested as of December 31, 2004 (the “Grandfathered Accounts”) shall be subject to the provisions of the Plan as in effect on October 3, 2004 (the “Grandfathered Plan”), as the same may be amended from time to time by the Company without material modification, it being expressly intended that such Grandfathered Accounts are to remain exempt from the requirements of Code Section 409A. Specified provisions of the Plan applicable to Grandfathered Accounts are reflected in this document for ease of reference; however, reflection of such provisions shall not modify the provisions of the Grandfathered Plan.

The purpose of the Plan is to attract and retain key employees and Directors by providing Participants with an opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A so as to avoid the imputation of any tax, penalty or interest thereunder, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by a Participating Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company or the Adopting Employer, as applicable. Each Participating Employer shall be solely responsible for payment of the benefits of its employees and their beneficiaries. The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Any amounts set aside to defray the liabilities assumed by the Company or an Adopting Employer will remain the general assets of the Company or the Adopting Employer and shall remain subject to the claims of the Company’s or the Adopting Employer’s creditors until such amounts are distributed to the Participants.

ARTICLE II

Definitions

2.1	Account, Subaccount. Account means a bookkeeping account established and maintained by the Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant payable upon a particular date or event, and “Subaccounts” (components of Accounts) to reflect amounts triggered by the occurrence of the same date or event but payable in accordance with different Payment Schedules. Reference to an Account means any such Account, and all Subaccounts attributable thereto, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2	Account Balance. Account Balance means, with respect to any Account or Subaccount, the total payment obligation owed to a Participant from such Account or Subaccount as of the most recent Valuation Date.

2.3	Adopting Employer. Adopting Employer means an Affiliate who, with the consent of the Company, has adopted the Plan for the benefit of its Eligible Employees.

2.4	Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.5	Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan. If someone other than the Participant’s spouse is designated as Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the Committee. If the Participant has failed to properly designate a Beneficiary, or if all designated Beneficiaries have predeceased the Participant, then the Beneficiary shall be the Participant’s spouse, if living, otherwise the Participant’s estate.

A former spouse shall have no interest under the Plan, as Beneficiary or otherwise, unless the Participant designates such person as a Beneficiary after dissolution of the marriage, except to the extent provided under the terms of a domestic relations order as described in Code Section 414(p)(1)(B).

2.6	Business Day. Business Day means each day on which the New York Stock Exchange is open for business.

2.7	Change in Control. Change in Control means, with respect to a Participating Employer that is organized as a corporation, any of the following events: (i) a change in the ownership of the Participating Employer, (ii) a change in the effective control of the Participating Employer, or (iii) a change in the ownership of a substantial portion of the assets of the Participating Employer.

For purposes of this Section, a change in the ownership of the Participating Employer occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Participating Employer. A change in the effective control of the Participating Employer occurs on the date on which either: (i) a person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer possessing 30% or more of the total voting power of the stock of the Participating Employer, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Participating Employer’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Participating Employer . A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Participating Employer, acquires assets from the Participating Employer that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Participating Employer immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Participating Employer that has experienced the Change in Control, or the Participant’s relationship to the affected Participating Employer otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(ii) (or any successor provision).

Notwithstanding anything to the contrary herein, with respect to a Participating Employer that is a partnership, Change in Control means only a change in the ownership of the partnership or a change in the ownership of a substantial portion of the assets of the partnership, and the provisions set forth above respecting such changes relative to a corporation shall be applied by analogy.

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A.

2.8	Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XII of this Plan.

2.9	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.10	Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.11	Committee. Committee means the committee appointed by the Board of Directors of the Company (or the appropriate committee of such board) to administer the Plan. Members of the Committee may be Participants and/or Employees; provided, however, that any member of the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. If no designation is made, the Board of Directors of the Company shall have and exercise the powers of the Committee.

2.12	Company. Company means Western Digital Corporation, a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business.

2.13	Company Contribution. Company Contribution means a credit by a Participating Employer to a Participant’s Account(s) in accordance with the provisions of Article V of the Plan. Company Contributions are credited at the sole discretion of the Participating Employer and the fact that a Company Contribution is credited in one year shall not obligate the Participating Employer to continue to make such Company Contribution in subsequent years. Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contribution.

2.14	Company Stock. Company Stock means shares of common stock issued by the Company.

2.15	Compensation. Compensation means a Participant’s base salary, bonus, commission, Director fees, and such other cash or equity-based compensation (if any) approved by the Committee as Compensation that may be deferred under this Plan. Compensation shall not include any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A.

2.16	Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts. The Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Committee in the Compensation Deferral Agreement, Participants may defer up to 80% of Compensation payable in the form of cash and up to 100% of other types of Compensation for a Plan Year. A Compensation Deferral Agreement may also specify the investment allocation described in Section 8.4.

2.17	Death Benefit. Death Benefit means the benefit payable under the Plan to a Participant’s Beneficiary(ies) upon the Participant’s death as provided in Section 6.1 of the Plan.

2.18	Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

Deferrals shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Committee as necessary so that it does not exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, 401(k) and other employee benefit deductions, and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

2.19	Director. Director means a member of the Board of Directors of the Company.

2.20	Disability Benefit. Disability Benefit means the benefit payable under the Plan to a Participant in the event such Participant is determined to be Disabled.

2.21	Disabled. Disabled means that a Participant is, by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months: (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. The Committee shall determine whether a Participant is Disabled in accordance with Code Section 409A provided; however, that a Participant shall be deemed to be Disabled if determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.

2.22	Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VIII.

2.23	Effective Date. Effective Date means September 11, 2008.

2.24	Eligible Employee. Eligible Employee means a member of a “select group of management or highly compensated employees” of a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Committee from time to time in its sole discretion.

2.25	Employee. Employee means a common-law employee of an Employer.

2.26	Employer. Employer means, with respect to Employees it employs, the Company and each Affiliate.

2.27	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.28	Fiscal Year Compensation. Fiscal Year Compensation means Compensation earned during one or more consecutive fiscal years of a Participating Employer, all of which is paid after the last day of such fiscal year or years.

2.29	Grandfathered Account. Grandfathered Account means amounts deferred under the Plan prior to January 1, 2005 that were vested as of December 31, 2004.

2.30	Participant. Participant means an Eligible Employee or a Director who has received notification of his or her eligibility to defer Compensation under the Plan under Section 3.1 and any other person with an Account Balance greater than zero, regardless of whether such individual continues to be an Eligible Employee or a Director. A Participant’s continued participation in the Plan shall be governed by Section 3.2 of the Plan.

2.31	Participating Employer. Participating Employer means the Company and each Adopting Employer.

2.32	Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

2.33	Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether Compensation qualifies as “Performance-Based Compensation” will be made in accordance with Treas. Reg. Section 1.409A-1(e) and subsequent guidance.

2.34	Plan. Generally, the term Plan means the “Western Digital Corporation Deferred Compensation Plan” as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.35	Plan Year. Plan Year means January 1 through December 31.

2.36	Retirement. Retirement means a Participant’s Separation from Service for reasons other than Disability or death after attainment of age 55; provided, however, that in the case of a non-Employee Director, Retirement means severance of all directorships with the Employer for reasons other than Disability or death after attainment of age 70 (or, with respect to a Grandfathered Account, severance of all directorships with the Employer for reasons other than Disability or death after attainment of age 70 or such later age as the Committee shall specify).

2.37	Retirement Benefit. Retirement Benefit means the benefit payable to a Participant under the Plan following the Retirement of the Participant.

2.38	Retirement/Termination Account. Retirement/Termination Account means an Account, including Subaccounts, established by the Committee to record the amounts payable to a Participant upon Retirement or other Separation from Service. Unless otherwise determined by the Committee, a Participant may create only one (1) new Retirement/Termination Subaccount for any Plan Year Deferrals, and may maintain no more than five (5) total Retirement/Termination Subaccounts.

2.39	Separation from Service. Separation from Service means a termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, other than by reason of death or Disability, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(a)	For a Participant who provides services to an Employer as an Employee, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur when such Participant has experienced a termination of employment with such Employer. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an Employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).

If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(b)	For a Participant who provides services to an Employer as an independent contractor, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.

(c)	For a Participant who provides services to an Employer as both an Employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for such Employer as both as an Employee and as an independent contractor, as determined in accordance with the provisions set forth in parts (a) and (b) of this Section, respectively. Similarly, if a Participant either (i) ceases providing services for an Employer as an independent contractor and begins providing services for such Employer as an Employee, or (ii) ceases providing services for an Employer as an Employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for such Employer in both capacities, as determined in accordance with the applicable provisions set forth in parts (a) and (b) of this Section.

Notwithstanding the foregoing provisions in this part (c), if a Participant provides services for an Employer as both an Employee and as a Director, to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by such Participant as a Director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an Employee, and the services provided by such Participant as an Employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a Director.

2.40	Specified Date Account. Specified Date Account means an Account established by the Committee to record the amounts payable at a future date as specified in the Participant’s Compensation Deferral Agreement. Unless otherwise determined by the Committee, a Participant may create one or more new Specified Date Accounts for each Plan Year’s Deferrals. The Committee, or its delegate(s), may impose limits on the number of Specified Date Accounts which limits, if any, will become effective beginning in a future Plan Year as specified by the Committee or its delegate(s). A Specified Date Account may be identified in enrollment materials as an “In-Service Account” or such other name as established by the Committee without affecting the meaning thereof. Any Short-Term Payout (as defined in the Grandfathered Plan) elected by a Participant with respect to Deferrals attributable to a Grandfathered Account shall be maintained in separate Specified Date Accounts.

2.41	Specified Date Benefit. Specified Date Benefit means the benefit payable to a Participant under the Plan in accordance with Section 6.1(c).

2.42	Specified Employee. Specified Employee means an Employee who, as of the date of his or her Separation from Service, is a “key employee” of the Company or any Affiliate, any stock of which is actively traded on an established securities market or otherwise. An Employee is a key employee if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date. Such Employee shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.

For purposes of determining whether an Employee is a Specified Employee, the compensation of the Employee shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c)-2(d)(2) (wages, salaries, fees for professional services, and other amounts received for personal services actually rendered in the course of employment with the employer maintaining the plan, to the extent such amounts are includible in gross income or would be includible but for an election under section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), including the earned income of a self-employed individual); provided, however, that, with respect to a nonresident alien who is not a Participant in the Plan, compensation shall not include compensation that is not includible in the gross income of the Employee under Code Sections 872, 893, 894, 911, 931 and 933, provided such compensation is not effectively connected with the conduct of a trade or business within the United States.

Notwithstanding anything in this paragraph to the contrary: (i) if a different definition of compensation has been designated by the Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treas. Reg. Section 1.409A-1(i)(2), and (ii) the Company may through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company, elect to use a different definition of compensation.

In the event of corporate transactions described in Treas. Reg. Section 1.409A-1(i)6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Employer elects to utilize the available alternative methodology through designations made within the timeframes specified therein.

2.43	Specified Employee Identification Date. Specified Employee Identification Date means December 31, unless the Employer has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Employer.

2.44	Specified Employee Effective Date. Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Committee.

2.45	Substantial Risk of Forfeiture. Substantial Risk of Forfeiture means the description specified in Treas. Reg. Section 1.409A-1(d).

2.46	Termination Benefit. Termination Benefit means the benefit payable to a Participant under the Plan following the Participant’s Separation from Service prior to Retirement.

2.47	Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether an Unforeseeable Emergency has occurred shall be determined by the Committee in accordance with Code Section 409A. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.

2.48	Valuation Date. Valuation Date means each Business Day.

2.49	Year of Service. Year of Service means each 12-month period of continuous service with the Employer.

ARTICLE III

Eligibility and Participation

3.1	Eligibility and Participation. An Eligible Employee or a Director becomes a Participant upon the earlier to occur of: (i) a credit of Company Contributions under Article V, or (ii) receipt of notification of eligibility to participate.

3.2	Duration. A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee or a Director. A Participant who is no longer an Eligible Employee or a Director but has not Separated from Service may not defer Compensation under the Plan beyond the Plan Year in which he or she became ineligible but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero (0), and during such time may continue to make allocation elections as provided in Section 8.4. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

ARTICLE IV

Deferrals

4.1	Deferral Elections, Generally. A Participant may elect to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.3. A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation shall be considered void and shall have no effect with respect to such service period or Compensation. The Committee may modify any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.3.

4.2	Allocation of Deferrals; Payment Schedules

(a)	The Participant shall specify on his or her Compensation Deferral Agreement the amount of Deferrals for the Plan Year and whether to allocate a portion, or all, of such Deferrals to an existing Retirement/Termination Account or to more than one existing Retirement/Termination Subaccounts, to one newly created Retirement/Termination Subaccount, to an existing Specified Date Account or to more than one existing Specified Date Accounts, and/or to one or more newly created Specified Date Account(s). If no designation is made, Deferrals for that Plan Year shall be allocated to the Retirement/Termination Account and, if more than one Subaccount of the Retirement/Termination Account has been established, then to the most recently established Retirement/Termination Subaccount. A Participant must specify the Plan Year during which a newly created Specified Date Account will become payable; such Plan Year must be at least two (2) years after the end of the first Plan Year during which Deferrals will be allocated to such Specified Date Account.

(b)	A Participant may also specify in his or her Compensation Deferral Agreement the Payment Schedule applicable to any Specified Date Account or Retirement/Termination Subaccount being established for the first time. Payment Schedules for existing Specified Date Accounts and Retirement/Termination Subaccounts may not be changed except as provided in Article VII. If the Payment Schedule is not specified in a Compensation Deferral Agreement, the Payment Schedule shall be the default Payment Schedule specified in Section 6.2.

4.3	Timing Requirements for Compensation Deferral Agreements.

(a)	First Year of Eligibility. In the case of the first year in which an Eligible Employee or a Director becomes eligible to participate in the Plan (as determined under Section 3.1), he or she has up to 30 days following his or her initial eligibility to submit a Compensation Deferral Agreement with respect to Compensation to be earned during such year. The Compensation Deferral Agreement described in this paragraph becomes irrevocable upon receipt and acceptance by the Company prior to the end of such 30-day period. The determination of whether an Eligible Employee or a Director may file a Compensation Deferral Agreement under this paragraph shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treas. Reg. Section 1.409A-2(a)(7).

A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned on and after the date the Compensation Deferral Agreement becomes irrevocable.

(b)	Prior Year Election. Except as otherwise provided in this Section 4.2, Participants may defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement described in this paragraph shall become irrevocable with respect to such Compensation as of January 1 of the year in which such Compensation is earned.

(c)	Performance-Based Compensation. Participants may file a Compensation Deferral Agreement with respect to Performance-Based Compensation no later than the date that is six months before the end of the performance period, provided that:

(i)	the Participant performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Compensation Deferral Agreement is submitted; and

(ii)	the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

A Compensation Deferral Agreement becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the latest date for filing such election.

(d)	Sales Commissions. Sales commissions (as defined in Treas. Reg. Section 1.409A-2(a)(12)(i)) are considered to be earned by the Participant in the taxable year of the Participant in which the customer remits payment to the Employer. The Compensation Deferral Agreement must be filed before the last day of the year preceding the year in which the sales commissions are earned, and becomes irrevocable after that date.

(e)	Fiscal Year Compensation. A Participant may defer Fiscal Year Compensation by filing a Compensation Deferral Agreement prior to the first day of the fiscal year or years in which such Fiscal Year Compensation is earned. The Compensation Deferral Agreement described in this paragraph becomes irrevocable on the first day of the fiscal year or years to which it applies.

(f)	Short-Term Deferrals. Compensation that meets the definition of a “short-term deferral” described in Treas. Reg. Section 1.409A-1(b)(4) may be deferred in accordance with the rules of Article VII, applied as if the date the Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence; provided, however, that the provisions of Section 7.3 shall not apply to payments attributable to a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)).

(g)

Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, an election to defer such Compensation may be made on or before the 30th day after the Participant obtains the legally binding right to the Compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse. The Compensation Deferral Agreement described in this paragraph becomes irrevocable upon receipt and acceptance by the Company prior to the end of such 30-day period. If the forfeiture condition applicable to the payment lapses before the end of the required service period as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.

(h)	Company Awards. Participating Employers may unilaterally provide for deferrals of Company awards prior to the date of such awards. Deferrals of Company awards (such as sign-on, retention, or severance pay) may be negotiated with a Participant prior to the date the Participant has a legally binding right to such Compensation.

(i)	“Evergreen” Deferral Elections. Compensation Deferral Agreements will continue in effect for each subsequent Plan Year or, for Performance-Based Compensation subject to a Deferral, for each subsequent performance period unless and until changed or terminated by the Participant during an enrollment period. Such “evergreen” Compensation Deferral Agreements will become effective for the next Plan Year or performance period, as applicable, with respect to an item of Compensation on the date such election becomes irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be terminated or modified prospectively with respect to Compensation for which such election remains revocable under this Section 4.2. A Participant whose Compensation Deferral Agreement is cancelled in accordance with Section 4.6 will be required to file a new Compensation Deferral Agreement under this Article IV in order to recommence Deferrals under the Plan.

4.4	Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

4.5	Vesting. Participant Deferrals shall be 100% vested at all times; provided, however, that in the event a Participant forfeits any amount under a Long-Term Retention Agreement between the Participant and the Company, any portion of which was deferred under this Plan, the corresponding portion of the Participant’s Account Balance hereunder (including any Earnings thereon) shall be subject to forfeiture on the same terms and conditions set forth in such Long-Term Retention Agreement.

4.6

Cancellation of Deferrals. The Committee may permit a Participant to cancel the Participant’s Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, (ii) if the Participant receives a hardship distribution under the Employer’s qualified 401(k) plan, through the end of the Plan Year in which the six month anniversary of the hardship distribution falls, and (iii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this paragraph).

ARTICLE V

Company Contributions

5.1	Discretionary Company Contributions. The Participating Employer may, from time to time in its sole and absolute discretion, credit Company Contributions for a Plan Year to any Participant in any amount determined by the Participating Employer. Such contributions will be credited to a Participant’s Retirement/Termination Account as of the last day of the Plan Year. A Participant must be actively employed on the last day of a Plan Year (or have Separated from Service due to death or Retirement) in order to receive a Company Contribution for such Plan Year.

5.2	Vesting. Company Contributions described in Section 5.1, above, and the Earnings thereon, shall vest in accordance with the vesting schedule(s) governing employer contributions under the Company’s qualified 401(k) plan. All Company Contributions shall become 100% vested upon the occurrence of the earliest of: (i) the Disability of the Participant while actively employed, (ii) the Retirement of the Participant, or (iii) a Change in Control. The Participating Employer may, at any time, in its sole discretion, increase a Participant’s vested interest in a Company Contribution. The portion of a Participant’s Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Section 5.2 shall be forfeited.

ARTICLE VI

Benefits

6.1	Benefits, Generally. A Participant shall be entitled to the following benefits under the Plan:

(a)	Retirement Benefit. Upon the Participant’s Separation from Service due to Retirement, he or she shall be entitled to a Retirement Benefit. The Retirement Benefit shall be equal to the vested portion of the Retirement/Termination Account including all Retirement/Termination Subaccounts and the unpaid balances of any Specified Date Accounts. The Retirement Benefit shall be based on the value of that/those Account(s) as of the end of the Plan Year in which Separation from Service occurs or such later date as the Committee, in its sole discretion, shall determine. Payment of the Retirement Benefit will be made or begin during the first 60 days of the Plan Year following the Plan Year in which Separation from Service occurs, provided, however, that with respect to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service, (1) the Retirement Benefit shall be based on the value of that Account(s) as of the date specified above or, if later, the end of the sixth month following the month in which Separation from Service occurs; and (2) payment will be made on (or as soon as administratively practicable following) the date specified above or, if later, on (or as soon as administratively practicable following) the first day of the seventh month following the month in which such Separation from Service occurs. If the Retirement Benefit is to be paid in the form of installments, any subsequent installment payments to a Specified Employee will be paid during the first 60 days of each Plan Year following the Plan Year in which the first installment was made.

(b)	Termination Benefit. Upon the Participant’s Separation from Service for reasons other than death, Disability or Retirement, he or she shall be entitled to a Termination Benefit. The Termination Benefit shall be equal to the vested portion of the Retirement/Termination Account including all Retirement/Termination Subaccounts and the unpaid balances of any Specified Date Accounts. The Termination Benefit shall be based on the value of that/those Account(s) as of the end of the month in which Separation from Service occurs or such later date as the Committee, in its sole discretion, shall determine. Payment of the Termination Benefit will be made on (or as soon as administratively practicable following) the first day of the month following the month in which Separation from Service occurs; provided, however, that with respect to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service, the Termination Benefit shall be based on the value of that Account(s) as of the end of the sixth month following the month in which Separation from Service occurs and payment will be made on (or as soon as administratively practicable following) the first day of the seventh month following the month in which such Separation from Service occurs.

(c)	Specified Date Benefit. If the Participant has established one or more Specified Date Accounts, he or she shall be entitled to a Specified Date Benefit with respect to each such Specified Date Account. The Specified Date Benefit shall be equal to the vested portion of the Specified Date Account, based on the value of that Account as of the end of the Plan Year immediately preceding the designated Plan Year. Payment of the Specified Date Benefit will be made or begin within the first 60 days of the designated Plan Year.

(d)	Disability Benefit. Upon a determination by the Committee that a Participant is Disabled, he or she shall be entitled to a Disability Benefit. The Disability Benefit shall be equal to the vested portion of the Retirement/Termination Account including all Retirement/Termination Subaccounts and the unpaid balances of any Specified Date Accounts. If the Participant is eligible to Retire, the Disability Benefit shall be based on the value of the Accounts as of the last day of the Plan Year in which Disability occurs and will be paid within the first 60 days of the following Plan Year. If the Participant is not eligible to Retire, the Disability Benefit shall be based on the value of the Accounts as of the last day of the month in which Disability occurs and will be paid within 60 days following the Committee’s determination.

(e)	Death Benefit. In the event of the Participant’s death, his or her designated Beneficiary(ies) shall be entitled to a Death Benefit. The Death Benefit shall be equal to the vested portion of the Retirement/Termination Account including all Retirement/Termination Subaccounts and the unpaid balances of any Specified Date Accounts. If payments from the Retirement/Termination Account or Subaccount had not commenced as of the date of death, the Death Benefit shall be based on the value of the Accounts as of the end of the Plan Year in which death occurred, with payment made during the first 60 days of the following Plan Year.

(f)	Unforeseeable Emergency Payments. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan. If an emergency payment is approved by the Committee, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the vested portion of the Participant’s Retirement/Termination Account until depleted and then from the vested Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Committee.

(g)	Voluntary Withdrawals of Grandfathered Accounts. A Participant or Beneficiary may elect at any time to voluntarily withdraw all of the vested amounts credited to his or her Grandfathered Account. If such a withdrawal is requested, an amount equal to 10% of the vested balance of the Grandfathered Account shall be forfeited, and the Participant shall not be permitted to make Deferrals to the Plan in any Plan Year following the Plan Year in which the withdrawal is made.

6.2	Form of Payment.

(a)	Retirement Benefit. A Participant who is entitled to receive a Retirement Benefit shall receive payment of such benefit in a single lump sum, unless the Participant has elected, with respect to his or her Retirement/Termination Account as a whole or with respect to one or more Retirement/Termination Subaccounts, to have such benefit paid in one of the following alternative forms of payment (i) substantially equal annual installments over five (5), ten (10), fifteen (15) or twenty (20) years, or (ii) a lump sum payment of a percentage of the balance in the Retirement/ Termination Account or Subaccount, with the balance paid in substantially equal annual installments over a period of five (5), ten (10), fifteen (15) or twenty (20) years, as elected by the Participant.

(b)	Termination Benefit. A Participant who is entitled to receive a Termination Benefit shall receive payment of such benefit in a single lump sum.

(c)	Specified Date Benefit. The Specified Date Benefit shall be paid in a single lump sum, unless the Participant elects on the Compensation Deferral Agreement with which the account was established to have the Specified Date Account paid in substantially equal annual installments over a period of two (2) to five (5) years, as elected by the Participant.

Notwithstanding any election of a form of payment by the Participant, upon the Participant’s death, Disability, Retirement or Separation from Service, the unpaid balance of a Specified Date Account shall be paid in accordance with the provisions applicable to the Retirement, Termination, Disability or Death Benefit, as applicable. In the event more than one Retirement/Termination Subaccount has been established, Deferrals credited to the Specified Date Account, and Earnings thereon, shall be paid in accordance with the provisions applicable to the most recently established Retirement/Termination subaccount established at the time of allocation of Deferrals to the Specified Date Account. The Committee may establish multiple Specified Date Accounts with the same primary Payment Schedule, as necessary, to be able to pay a Specified Date Account Balance upon an earlier Retirement in accordance with multiple forms of payment due to multiple Retirement/Termination Subaccounts. Such multiple Specified Date Accounts created by the Committee for administrative purposes will not count against the total of five (5), since they will maintain the same primary Payment Schedule (e.g. will be paid in the same time and form of payment in the event that an earlier Retirement does not occur).

(d)	Disability Benefit. A Participant who is entitled to receive a Disability Benefit shall receive payment of such benefit in a single lump sum, and any election hereunder to receive payment in any other form shall be disregarded.

(e)	Death Benefit. A designated Beneficiary who is entitled to receive a Death Benefit shall receive payment of such benefit in accordance with the Payment Schedule applicable to the Retirement, Termination or Disability Benefit, as applicable, if death occurs after distribution of such benefits have commenced. If death occurs prior to the Participant’s Retirement, Separation from Service or Disability, the Death Benefit shall be paid in a lump sum, unless the Participant had elected to have the Death Benefit paid in annual installments over five (5), ten (10), fifteen (15) or twenty (20) years.

(f)	Change in Control. Notwithstanding anything to the contrary contained herein, a Participant will receive his or her Retirement or Termination Benefit in a single lump sum payment equal to the unpaid balance of all of his or her Accounts if Separation from Service occurs within 24 months following a Change in Control.

A Participant or Beneficiary receiving installment payments when a Change in Control occurs, will receive the remaining account balance in a single lump sum within 90 days following the Change in Control.

(g)	Small Account Balances. The Committee shall pay the value of the Participant’s Accounts upon a Separation from Service in a single lump sum if the balance of such Accounts is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), provided the payment represents the complete liquidation of the Participant’s interest in the Plan. In the event that multiple Retirement/Termination Subaccounts are maintained, then for purposes of this paragraph (g), the “balance of such Accounts” means the total Account Balance of all Retirement/Termination Subaccounts.

(h)	Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the Valuation Date and (b) equals the remaining number of installment payments.

For purposes of Article VII, installment payments will be treated as a single form of payment. If a lump sum equal to less than 100% of the Retirement/Termination Account is paid, the payment commencement date for the installment form of payment will be the first anniversary of the payment of the lump sum.

(i)	Amounts allocated to Company Stock. Any portion of a Participant’s Account that is payable in Company Stock in accordance with Section 8.6 shall be paid in a single lump sum in an equivalent number of shares of Company Stock at the time distribution is otherwise scheduled to commence hereunder.

(j)	Payments from Grandfathered Accounts. The forms of payment from Grandfathered Accounts are the same as the forms of payment set forth above, except as noted below:

a.	Deferrals allocated to a Grandfathered In-Service Account shall be paid in a single lump sum.

b.	In the event of the death of the Participant after payment of the Retirement, Termination or Disability Benefit has commenced, the Committee may in its discretion pay the remaining vested balance to the Beneficiary in a single lump sum. In the event of the death of the Participant prior to his or her Retirement, Separation from Service, or Disability, the Committee may elect in its sole discretion to pay the Death Benefit in a single lump sum or in annual installments over not more than five years, if the vested Account balance at the time of death is less than $25,000.

c.	Disability is defined in accordance with the terms of the Grandfathered Plan and results in entitlement to a benefit only if the Participant is otherwise eligible to Retire or if the Committee in its discretion determines to treat the Participant as having Separated from Service.

6.3	Acceleration of or Delay in Payments. The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7). If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant’s Accounts be paid to an “alternate payee,” any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.

ARTICLE VII

Modifications to Payment Schedules

7.1	Participant’s Right to Modify. A Participant may modify any or all of the alternative Payment Schedules with respect to an Account or Subaccount, consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Article VII. Notwithstanding the foregoing, prior to January 1, 2009, the Committee may permit a Participant to modify any or all of the alternative Payment Schedules with respect to an Account or Subaccount, consistent with the permissible Payment Schedules available under the Plan, and without regard to Sections 7.2, 7.3 and 7.4 hereof, provided such modification complies with the requirements of IRS Notice 2007-86.

7.2	Time of Election. The date on which a modification election is submitted to the Committee must be at least 12 months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification.

7.3	Date of Payment under Modified Payment Schedule. Except with respect to modifications that relate to the payment of a Death Benefit or a Disability Benefit, the date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the original Payment Schedule. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

7.4	Effective Date. A modification election submitted in accordance with this Article VII is irrevocable upon receipt by the Committee and becomes effective 12 months after such date.

7.5	Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.

7.6	Modifications to Grandfathered Accounts. Notwithstanding the preceding provisions of this Article VII, a Participant may modify the time at which payment of Deferrals attributable to a Grandfathered In-Service Account will be made only if the election is made no later than the first day of the Plan Year immediately preceding the Plan Year in which the In-Service Account would otherwise be paid and the new distribution date is at least two Plan Years after the Plan Year in which the Grandfathered In-Service Account would otherwise be paid. A Participant may modify the Payment Schedule applicable to a Grandfathered Retirement Benefit annually, provided the form is submitted at least three years prior to the Participant’s Retirement.

ARTICLE VIII

Valuation of Account Balances; Investments

8.1	Valuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Company Contributions shall be credited to the Retirement/Termination Account and/or Subaccounts at the times determined by the Committee. Valuation of Accounts shall be performed under procedures approved by the Committee.

8.2	Earnings Credit. Each Account will be credited with Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Committee, in accordance with the provisions of this Article VIII (“investment allocation”).

8.3	Investment Options. Investment options will be determined by the Committee, and may include a “Declared Rate Fund” which shall be credited with interest at a fixed rate declared annually by the Company prior to the beginning of each Plan Year. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

8.4	Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Committee. Allocation among the investment options must be designated in increments of 1%. The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. All Retirement/Termination Subaccounts will be subject to the same investment allocation . Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.

The Committee may require that a minimum percentage of a Participant’s Account be allocated to any Declared Rate Fund.

8.5	Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.

8.6	Company Stock. Notwithstanding any provision herein to the contrary, if a Participant elects to defer payment under the Plan of an award that by its terms is payable in Company Stock, such payment shall be made in shares of Company Stock at the time and in the manner prescribed under the Plan. The award will continue to be subject to the adjustment provisions of the applicable plan and/or award agreement. In the event that the Company Stock is no longer publicly traded, the Committee may make reasonable provision for such award to be paid in cash or other property as appropriate in the circumstances. In no event shall any portion of any such deferral be allocated to any investment option offered under the Plan.

8.7	Dividend Equivalents. Dividend equivalents with respect to Company Stock will be credited to the applicable Accounts in the form of additional shares or units of Company Stock.

ARTICLE IX

Administration

9.1	Plan Administration. This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article XII.

9.2	Administration Upon Change in Control. Upon a Change in Control, the Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Committee. The individual who was the Chief Executive Officer of the Company (or if such person is unable or unwilling to act, the next highest ranking officer) prior to the Change in Control shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Committee.

Upon such Change in Control, the Company may not remove the Committee, unless 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the removal and replacement of the Committee. Notwithstanding the foregoing, upon or after a Change in Control, neither the Committee nor the officer described above shall have authority to direct investment of trust assets under any rabbi trust described in Section 11.2 (which authority shall be exercised by the trustee of any such trust in accordance with the terms of the trust agreement).

The Participating Employer shall, with respect to the Committee identified under this Section: (i) pay all reasonable expenses and fees of the Committee, (ii) indemnify the Committee (including individuals serving as Committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Committee’s duties hereunder, except with respect to matters resulting from the Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Committee may reasonably require.

9.3	Withholding. The Participating Employer shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.

9.4	Indemnification. The Participating Employers shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Participating Employer shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Participating Employer consents in writing to such settlement or compromise.

9.5	Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

9.6	Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

ARTICLE X

Amendment and Termination

10.1	Amendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article X. Each Participating Employer may also terminate its participation in the Plan.

10.2	Amendments. The Company, by action taken by its Board of Directors, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date) or reduce any rights of a Participant under the Plan or other Plan features with respect to Deferrals made prior to the date of any such amendment or restatement without the consent of the Participant.

10.3	Termination. The Company, by action taken by its Board of Directors, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix). If a Participating Employer terminates its participation in the Plan, the benefits of affected Employees shall be paid at the time provided in Article VI.

10.4	Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

ARTICLE XI

Informal Funding

11.1	General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article XI. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

11.2	Rabbi Trust. A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

ARTICLE XII

Claims

12.1	Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).

(a)	In General. Notice of a denial of benefits (other than Disability benefits) will be provided within 90 days of the Committee’s receipt of the Claimant’s claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)	Disability Benefits. Notice of denial of Disability benefits will be provided within forty-five (45) days of the Committee’s receipt of the Claimant’s claim for Disability benefits. If the Committee determines that it needs additional time to review the Disability claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 45-day period. If the Committee determines that a decision cannot be made within the first extension period due to matters beyond the control of the Committee, the time period for making a determination may be further extended for an additional 30 days. If such an additional extension is necessary, the Committee shall notify the Claimant prior to the expiration of the initial 30-day extension. Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Committee expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues. A Claimant will be provided a minimum of 45 days to submit any necessary additional information to the Committee. In the event that a 30-day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.

(c)	Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review. In the case of a complete or partial denial of a Disability benefit claim, the notice shall provide a statement that the Committee will provide to the Claimant, upon request and free of charge, a copy of any internal rule, guideline, protocol, or other similar criterion that was relied upon in making the decision.

12.2	Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”). A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)	In General. Appeal of a denied benefits claim (other than a Disability benefits claim) must be filed in writing with the Appeals Committee no later than 60 days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)	Disability Benefits. Appeal of a denied Disability benefits claim must be filed in writing with the Appeals Committee no later than 180 days after receipt of the written notification of such claim denial. The review shall be conducted by the Appeals Committee (exclusive of the person who made the initial adverse decision or such person’s subordinate). In reviewing the appeal, the Appeals Committee shall: (i) not afford deference to the initial denial of the claim, (ii) consult a medical professional who has appropriate training and experience in the field of medicine relating to the Claimant’s disability and who was neither consulted as part of the initial denial nor is the subordinate of such individual, and (iii) identify the medical or vocational experts whose advice was obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decision. The Appeals Committee shall make its decision regarding the merits of the denied claim within 45 days following receipt of the appeal (or within 90 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. Following its review of any additional information submitted by the Claimant, the Appeals Committee shall render a decision on its review of the denied claim.

(c)	Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.

The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(d)	For the denial of a Disability benefit, the notice will also include a statement that the Appeals Committee will provide, upon request and free of charge: (i) any internal rule, guideline, protocol or other similar criterion relied upon in making the decision, (ii) any medical opinion relied upon to make the decision, and (iii) the required statement under Section 2560.503-1(j)(5)(iii) of the Department of Labor regulations.

12.3	Claims Appeals Upon Change in Control. Upon a Change in Control, the Appeals Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Appeals Committee. Upon such Change in Control, the Company may not remove any member of the Appeals Committee, but may replace resigning members if 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the replacement.

The Appeals Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.

Each Participating Employer shall, with respect to the Committee identified under this Section: (i) pay its proportionate share of all reasonable expenses and fees of the Appeals Committee, (ii) indemnify the Appeals Committee (including individual committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the Appeals Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Appeals Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Appeals Committee may reasonably require.

12.4	Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Participating Employer shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings. If the legal proceeding is brought in connection with a Change in Control, or a “change in control” as defined in a rabbi trust described in Section 11.2, the Participant or Beneficiary may file a claim directly with the trustee for reimbursement of such costs, expenses and fees. For purposes of the preceding sentence, the amount of the claim shall be treated as if it were an addition to the Participant’s or Beneficiary’s Account Balance.

12.5	Discretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

12.6	Arbitration.

(a)	Prior to Change in Control. If, prior to a Change in Control, any claim or controversy between a Participating Employer and a Participant or Beneficiary is not resolved through the claims procedure set forth in Article XII, such claim shall be submitted to and resolved exclusively by expedited binding arbitration by a panel of three (3) arbitrators. Arbitration shall be conducted in accordance with the following procedures:

The complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within 21 days, the parties shall meet and each select an arbitrator, and such arbitrators shall jointly select a third arbitrator, who shall together shall comprise the panel of three (3) arbitrators. The arbitration shall be administered exclusively in Orange County, California, by the American Arbitration Association in accordance with its Commercial Arbitration Rules.

Unless the parties agree otherwise, within 60 days of the selection of the arbitrators, a hearing shall be conducted before such arbitrators at a time and a place agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place shall be designated by the arbitrators after consultation with the parties. Within 30 days of the conclusion of the arbitration hearing, the arbitrators shall issue an award, accompanied by a written decision explaining the basis for the arbitrators’ award.

In any arbitration hereunder, the Participating Employer shall pay all administrative fees of the arbitration and all fees of the arbitrators, except that the Participant or Beneficiary may, if he/she/it wishes, pay up to one-half of those amounts. Each party shall pay its own attorneys’ fees, costs, and expenses. The arbitrators shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrators shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.

The parties shall be entitled to discovery as follows: Each party may take no more than three depositions. The Participating Employer may depose the Participant or Beneficiary plus two other witnesses, and the Participant or Beneficiary may depose the Participating Employer, pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure, plus two other witnesses. Each party may make such reasonable document discovery requests as are allowed in the discretion of the arbitrator.

The decision of the arbitrators shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.

This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of any party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.

Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

Any arbitration hereunder shall be conducted in accordance with the Federal Arbitration Act: provided, however, that, in the event of any inconsistency between the rules and procedures of the Act and the terms of this Plan, the terms of this Plan shall prevail.

If any of the provisions of this Section 12.6(a) are determined to be unlawful or otherwise unenforceable, in the whole part, such determination shall not affect the validity of the remainder of this section and this section shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Section 12.6(a) are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.

The parties do not agree to arbitrate any putative class action or any other representative action. The parties agree to arbitrate only the claims(s) of a single Participant or Beneficiary.

(b)	Upon Change in Control. If, upon the occurrence of a Change in Control, any dispute, controversy or claim arises between a Participant or Beneficiary and the Participating Employer out of or relating to or concerning the provisions of the Plan, such dispute, controversy or claim shall be finally settled by a court of competent jurisdiction which, notwithstanding any other provision of the Plan, shall apply a de novo standard of review to any determination made by the Company or its Board of Directors, a Participating Employer, the Committee, or the Appeals Committee.

ARTICLE XIII

General Provisions

13.1	Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting a Participating Employer without the consent of the Participant.

13.2	No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved. The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

13.3	No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and a Participating Employer.

13.4	Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

RETIREMENT, SEVERANCE, AND ADMINISTRATIVE COMMITTEE

WESTERN DIGITAL CORPORATION

20511 LAKE FOREST DRIVE

LAKE FOREST, CA 92630

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

13.5	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

13.6	Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

13.7	Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

13.8	Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

13.9	Governing Law. To the extent not preempted by ERISA, the laws of the State of California shall govern the construction and administration of the Plan.